Exhibit 10.25

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated July 18,2018, by and between Geoff Birkett, doing business as KGB Consulting (“Consultant”), and Ensysce Biosciences. Inc., a Delaware corporation (“Client”) (Consultant and Client are sometimes collectively referred to as the “parties” and each individually as a “party”).

RECITALS

WHEREAS, the Client is a biosciences company that has developed an abuse resistant opioid prodrug technology - the BIO-MD™ platform - designed to improve the care of patients with chronic pain while reducing the human and economic costs associated with prescription opioid drug abuse;

WHEREAS, the Consultant provides marketing, commercial development and other services to biotech and pharmaceutical companies with specific expertise in pain and addiction therapies and product differentiation, placement and marketing; and

WHEREAS, the Client desires to retain the services of the Consultant, and Consultant desires to be retained, to develop a strategic plan to optimize market acceptance of BIO-MD™.

NOW, THEREFORE, in consideration of the premises above, the mutual promises contained herein, and for other good and valuable consideration, the parties agree as follows:

1.	TERM

This Agreement will be effective as of the date herein first set forth (the “Effective Date”), and will continue in effect until the completion of Services hereunder, at which time this Agreement shall automatically terminate, subject to the rights of the parties to extend the Term for such period and on such terms and conditions as shall be mutually agreeable or to terminate this Agreement as set forth in Section 6 below (the “Term”).

2.	SERVICES

2.1 Consultant Obligations. During the Term. Consultant agrees to provide the services contemplated in this Section 2.1 to Client. Consultant shall perform the specific duties described on Exhibit A hereto (the “Services”), as requested from time to time by Client acting through its duly authorized personnel, as designated on the signature page hereof.

2.2 Manner, Means, Location and Time of Services. Consultant shall devote such time and effort as is necessary to discharge its duties hereunder and shall exercise reasonable care in the performance of such Services but shall have sole and exclusive discretion and control with regard to the manner, means, location and time of provision of the Services subject to the right of Client to establish deliverables and deadlines for Services to be provided.

2.3 Client Cooperation; Reliance on Information. As a condition of the provision of Services, Client agrees to fully cooperate with Consultant in order to facilitate the performance of Services, including providing to Consultant such information as shall be reasonably necessary to perform the Services. Consultant shall, in the performance of Services, be entitled to rely upon any information provided by Client and shall be under no obligation to verify the accuracy of any such information.

2.4 Non-Exclusive Nature of Services. Client acknowledges and agrees that Consultant’s engagement hereunder is non-exclusive in nature, that Consultant provides similar services to other clients, some of which are in the same business as Client and may compete with Client, and that nothing herein shall prohibit Consultant from continuing to provide such services to other clients or in any way restrict the other business activities of Consultant.

2.5 Independent Contractor. The parties do not intend for this Agreement to create an agency relationship between Client and Consultant. Consultant is acting as an independent contractor and is not, and shall not be deemed to be, an employee, agent, partner or affiliate of Client. Consultant shall not have, and shall not represent that it has, the authority to bind Client as a result of this agreement or the provision of his Services to Client. Consultant shall not have the authority to direct any management action or policy of Client.

As Consultant is not an employee of Client, Consultant is not entitled to any benefits otherwise payable to Client employees and is responsible for paying all required state and federal taxes and, accordingly, Client will not (i) withhold FICA (Social Security) from payments to Consultant or make FICA contributions on behalf of Consultant, (ii) make state or federal unemployment insurance contributions on behalf of Consultant, (iii) withhold state or federal income tax from payments to Consultant, (iv) make disability insurance contributions on behalf of Consultant, or (v) obtain workers’ compensation insurance on behalf of Consultant.

3.	CHARGES AND PAYMENTS

3.1 Fees. Client will pay Consultant, in accordance with Section 3.3. a fee (the “Fee”) for Services rendered hereunder in the amount of $20,000.

3.2 Expenses. Client will reimburse or advance expenses (the “Reimbursable Expenses”) incurred in connection with performance of the Services if and to the extent, and only if and to the extent, approved in advance in writing by Client.

3.3 Payment Terms. The Consultant shall issue invoices as Reimbursable Expenses are incurred and. in the amount of $5,000, as each of the deliverables described on Exhibit A are satisfied. All invoices for Reimbursable Expenses shall be due and payable within fifteen (15) days of the date of invoice. All invoices for the Fee shall be payable promptly following receipt of each invoice pertaining to a satisfied deliverable.

3.4 Warrant. Promptly following completion of the Services, as described on Exhibit A, Client shall issue to Consultant a warrant to purchase 100,000 shares of common stock of the Client with an exercise price of $0.20 per share and a 10-year term.

4.	PROPRIETARY RIGHTS

4.1 Confidential Information. Consultant agrees that at no time (either during or subsequent to the term of this Agreement) will Consultant disclose or use, except in pursuit of the business of Client or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Client, or any subsidiary or affiliate of Client, acquired during the Term of this Agreement. The term “Proprietary and Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Client, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Client, or others in a confidential relationship with Client, and further relates to specific business matters such as the Client’s financial information, product formulations, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of Client, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the premises of Client, except as necessary for Consultant to perform Services in accordance with the terms of this Agreement, any document, record, or other information of Client or its affiliates.

Consultant agrees to return or destroy, immediately upon termination of Consultant’s Services hereunder, any and all documentation relating to Proprietary and Confidential Information of Client that is in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by. Consultant, and to provide a certificate of destruction if required by Client.

4.2 Ownership of Intellectual Property. The parties acknowledge that Client is the owner of all intellectual property rights created by Consultant during the Term as part of the Services, and that such works shall be deemed “works made for hire” under copyright laws. The Parties further acknowledge that, except as provided in the preceding sentence, Consultant shall retain all ownership rights with respect to any intellectual property created by Consultant during the Term or thereafter that have no connection at all to Client or to the Services provided hereunder; provided that the foregoing shall not modify the obligations of Consultant under Section 4.1 above.

5.	QUALITY OF WORK; STANDARD OF CARE; LEGAL COMPLIANCE

5.1 Quality of Work. Consultant shall perform the Services in a professional manner, to the best of its ability.

5.2 Standard of Care. Consultant shall perform the Services in a diligent, productive and efficient manner as is customary in the profession of market consulting.

5.3 Compliance With Law. Subject to the foregoing. Consultant shall perform the Services in a manner that complies with applicable laws in all material respects.

6.	TERMINATION

6.1 Termination At Will. At any time, either party may deliver written notice of its intent to terminate this Agreement for any reason or no reason. The termination notice will specify a termination date not less than one (1) week after the date of such notice. No termination of this Agreement by either party will relieve Client of the obligation to pay any amounts accrued as of the termination date.

6.2 Rights on Termination. Consultant, upon termination of this Agreement, shall use his best efforts to deliver, as Client may direct, all books of account, registers, correspondence and records of all and every description relating to the affairs of Client which are in Consultant’s possession as a result of the Services. Client shall pay to Consultant all Fees and Reimbursable Expenses accrued as of the termination date.

7.	MISCELLANEOUS

7.1 Force Majeure. Neither party will be liable for any delay or failure of performance (except for the payment of money) affecting such party or its contractors arising from any cause, circumstance or contingency beyond the reasonable control of such party, including acts of God, acts of terrorism, governmental acts, accidents, wars, riots or civil unrest, labor disputes, fires, storms, earthquakes, floods and latent defects which are not reasonably discoverable and cannot be reasonably remedied.

7.2 Entire Agreement. Except as otherwise provided herein, this Agreement represents the entire understanding and agreement between the parties, and supersedes any prior agreement, understanding or communication between the parties, with respect to the subject matter hereof. This Agreement may only be amended by a writing executed by both parties. In addition, no representation, promise or inducement has been made by either party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

7.3 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which taken together will constitute a single instrument.

7.4 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.5 Assignment. This Agreement will be binding on the parties and their respective successors and permitted assigns. Neither party may, nor will either party have the power to, assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, except that either party may assign, upon written notice to the other party, its rights and obligations under this Agreement, in whole or in part, without the approval of the other party to any successor in a merger or acquisition of such party, or an entity that acquires all or substantially all of the assets of such party; provided that in either case the assignee or successor has sufficient resources and ability to perform the assigned obligations and provided, in the case of the merger or acquisition of the Consultant, Geoff Birkett continues to be the principal person performing the Services. In no event will any assignment relieve the assigning party of its obligations under this Agreement. Any attempted assignment, delegation, or subcontracting in contravention of this Section will be void and ineffective.

7.6 Survival. The provisions of Articles 4, 6 and 7 shall survive any termination of this Agreement.

7.7 Remedies. In addition to any other remedies Client may have by virtue of this Agreement. Consultant agrees that Client is entitled to seek equitable relief, including injunctive relief to restrain any breach of the proprietary rights provisions of Article 4 of this Agreement.

7.8 Limitation on Liability. Notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Client for Client’s lost profits, or special, incidental, punitive, or consequential damages or costs and attorney’s fees relating to litigation relating to such losses, costs or damages. Furthermore, in no event shall Consultant’s liability to Client arising from claims relating to performance of Services under the Agreement exceed the amount of compensation actually paid by Client to Consultant with respect to such Services.

7.9 Waiver. The failure of either party to insist upon the strict and punctual performance of any provision hereof will not constitute a waiver of, or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of a similar nature or otherwise.

7.10 Governing Law. All rights and obligations of the parties relating to this Agreement will be governed by and construed in accordance with the law of the State of California, without giving effect to any choice-of-law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

7.11 No Third Party Beneficiary Status. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other party, including employees.

IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has hereby executed this Consulting Agreement as of the date herein first set forth.

“CLIENT”

Ensysce Biosciences, Inc.

By:	/s/ Lynn Kirkpatrick
Name:	Lynn Kirkpatrick
Title:	CEO

“CONSULTANT”

KGB Consulting

By:	/s/ K. G. Birkett
Name:	Geoff Birkett
Title:	CEO

EXHIBIT A

Services

Services shall be performed with a view to differentiate Ensysce’s BIO-MD™ platform from other product offerings targeting the opioid abuse/addiction crisis to create unique brand recognition and awareness.

Services shall consist of such services as shall be reasonably necessary to achieve each of the following four deliverables:

1. Research to gain in-depth understanding of Ensysce, BIO-MD™, the opioid market, market potential of BIO-MD™ and development of a high level forecast of sales potential of BIO-MD™.

2. Meetings with key opinion leaders to validate story, test messages and identify potential market perception, issues and optimal product positioning.

3. Secure buy-in and support of top 5 key opinion leaders to enhance profile of BIO-MD™, increasing market and investor awareness.

4. Craft product story and strategy to position BIO-MD™ as a uniquely effective platform clearly, and understandably, differentiated from the existing universe of ADF products - answering the question “Why BI0-MB™?”

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